Unica Corporation Adds Best-in-Class Email Deliverability Management with Acquisition of
Pivotal Veracity
Helps Unica’s customers and marketing services partners maximize returns on their email marketing programs

Unica expects sequential revenue growth to drive non-GAAP operating profit in first quarter of fiscal 2010

Waltham, Mass. – January 13, 2010 — Unica Corporation (Nasdaq: UNCA), the recognized leader in marketing software solutions, today announced that it has acquired privately-held Pivotal Veracity, a leading provider of tools that enable companies to optimize the deliverability and reputation of their digital communications, for approximately $17.8 million in cash.

“In a world where virtually all email is filtered, marketers must pay keen attention to how their digital communications are perceived and whether they reach the recipient’s inbox,” said Yuchun Lee, CEO of Unica. “We believe that email deliverability, which encompasses analysis and management of inbox placement, content rendering, and reputation management, is a mission critical technology for marketers and the entire email technology industry. Deliverability management, tightly coupled with technology that enables marketers to create the most relevant email possible, is the heart of email marketing. Acquiring Pivotal Veracity and integrating its technology into Unica’s leading marketing suite is a logical extension of our offerings.”

Lee added “Unica is already the only vendor recognized by independent analysts as a leader in enterprise marketing platforms, cross-channel campaign management, marketing resource management, and web analytics. The addition of Pivotal Veracity’s market-leading technology will further our objective to provide the most comprehensive best-of-breed SaaS and enterprise software suite to marketers and marketing services partners.”

Pivotal Veracity enables its customers to maximize email delivery effectiveness and reduce the opportunity cost of sending emails that never reach intended recipients, including those that are filtered by ISP and third party spam filter services, or end up in personal spam folders. Pivotal Veracity helps marketers ensure their emails are rendered correctly across a variety of devices, email clients, and browsers by allowing marketers to test readability before the email is sent. Pivotal Veracity also helps customers protect their corporate brands by minimizing the risk of being blacklisted, as well as ensuring that customers are actively protected by ISP and third party whitelists. Prior to the acquisition, Unica integrated Pivotal Veracity’s solutions into its enterprise and on-demand offerings; it expects to deepen that integration across both companies’ product lines and continue to sell Pivotal Veracity’s solutions on a standalone basis as well.

Pivotal Veracity was founded in 2003 and subsequently established itself as a leading email deliverability provider. In 2008, Pivotal Veracity’s email service provider (ESP) customers sent more than 15 billion marketing-related emails per month, representing a majority of emails sent by ESPs identified as market leaders in The Forrester Wave™: Email Marketing Service Providers, Q4 2009. Pivotal Veracity’s customers include Cabela’s, Cisco, Classmates.com, Digitas, Nestle, Progressive Insurance, Rapp Collins, and Sears, among many others.

Pivotal Veracity has a multi-year history of generating significant operating profit margins. The acquisition is not expected to have a material impact to Unica’s revenue in FY10 and should be neutral to slightly accretive to FY10 Non-GAAP EPS.

“We are extremely excited to become a part of Unica, a company admired not only for great technology but also for tremendous customer support and success. Our customers can continue to expect the high level of service to which they have become accustomed. Unica is also highly differentiated in its ability to optimize cross-channel marketing activities, and has a growing leadership position in online marketing,” said Deirdre Baird, CEO of Pivotal Veracity. “We look forward to contributing to Unica’s momentum in this rapidly growing market.”

Pivotal Veracity’s co-founders, Deirdre Baird and Michelle Eichner, will join Unica and guide the company’s efforts in email marketing and deliverability.

Unica expects sequential revenue growth to drive non-GAAP operating profit in First Quarter of Fiscal 2010

Yuchun Lee said, “During the first quarter of fiscal 2010, we experienced continued solid momentum in sales of our subscription-related offerings and an improvement in close rates related to perpetual license sales. We expect sequential growth in perpetual license revenue to drive sequential growth in total revenue and a non-GAAP operating profit of over $1 million, which is better than our original expectation of a break-even non-GAAP operating performance in the first quarter. With the macroeconomic environment starting to stabilize, we continue to be optimistic about the direction of our business and Unica’s expanding market leadership position.”

Unica will report financial results for its first quarter of fiscal 2010 on February 1, 2010, and a press release will be issued in the upcoming weeks with details on accessing the call.

About Unica
Unica Corporation (NASDAQ: UNCA) is the recognized leader in marketing software solutions. Unica’s advanced set of enterprise marketing management and on-demand marketing solutions empowers organizations and individuals to turn their passion for marketing into valuable customer relationships and more profitable, timely, and measurable business outcomes. These solutions integrate and streamline all aspects of online and offline marketing. Unica’s unique interactive marketing approach incorporates customer analytics and web analytics, centralized decisioning, cross-channel execution, and integrated marketing operations. More than 1,000 organizations worldwide depend on Unica for their marketing management solutions.

Unica is headquartered in Waltham, Massachusetts with offices around the globe. For more information, visit www.unica.com.

Note to Editors: Copyright 2010 Unica Corporation. Unica, the Unica logo, and NetInsight are registered trademarks of Unica Corporation. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.

Forward-looking Statements
The information provided in this press release above contains forward-looking statements that relate to future events and future financial performance of Unica. These forward-looking statements are based upon Unica’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Unica’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change; and Unica disclaims any obligation to update or revise the forward-looking statements in the future. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including those factors listed in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended September 30, 2009 under “Risk Factors”, which factors could cause Unica’s performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Media contact:
Dan Ring
Unica Corporation
781-487-8641
dring@unica.com

Investor contact:
Kori Doherty
ICR
617-956-6730
kdoherty@icrinc.com